EXHIBIT 99.1

ITT Inc. 1133 Westchester Ave. White Plains, NY 10604 tel 914 641 2000

Press Release
Investors:	Media:
Jessica Kourakos	Laurent Lawrence
+1 914-641-2030	+1 914-304-1809
jessica.kourakos@itt.com	laurent.lawrence@itt.com

ITT elects Mario Longhi to its Board of Directors

WHITE PLAINS, N.Y., Oct. 11, 2017 - ITT Inc. (NYSE: ITT) announced today that it has elected Mario Longhi to its Board of Directors. Longhi, 63, is the former President and Chief Executive Officer of United States Steel Corp., an integrated producer and manufacturer of flat-rolled sheet and tubular steel products for a wide range of industries.

Previously, Longhi was President and Chief Executive Officer of Gerdau AmeriSteel Corp. and Group President, Global Extrusions, at Alcoa Inc., where he served in a number of increasingly responsible roles over a more than 20-year career with the company. During his career, he has gained experience with the industrial, mining, automotive and transportation, aerospace and energy markets.

“We are extremely pleased to have Mario join our Board of Directors,” said ITT Chief Executive Officer and President Denise Ramos. “With his strong industrial leadership experience and global viewpoint, he will enhance the deep expertise on our board and provide a unique strategic perspective as we continue to drive our global growth strategy and deliver value for shareowners.”

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and oil and gas markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2016 revenues of $2.4 billion. For more information, visit www.itt.com.